Exhibit 99.1

RITA MEDICAL SYSTEMS AND BOSTON SCIENTIFIC SETTLE PATENT DISPUTE

MOUNTAIN VIEW, CA (April 7, 2003) . . . RITA Medical Systems, Inc. (Nasdaq:RITA) announced today that it had signed a definitive agreement with Boston Scientific Corporation (NYSE:BSX) and its affiliates to settle all outstanding patent disputes involving the two companies. The agreement includes a series of licenses and sub-licenses. Not included in the licenses is RITA’s proprietary temperature control technology.

Under the terms of the agreement, RITA will make a one time payment of $2.65 million to the Universities of Kansas and Nebraska, who are the licensors of several of the disputed patents. In addition, RITA agreed to license to Boston Scientific, on a royalty-bearing basis, its infusion technology for future products. Boston Scientific will not market or sell products utilizing the infusion license until 18 months after the date of the agreement.

“It is with great pleasure that we put the expense, distraction and uncertainty of our patent dispute with Boston Scientific behind us,” said RITA Medical Systems President and Chief Executive Officer Barry Cheskin. “We look forward to focusing our energies and resources instead on developing the large potential market for radiofrequency ablation of tumors.”

Cheskin noted that the total legal expenses associated with the dispute would otherwise have been expected to be around $4-5 million in 2003 alone.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s development of the market for radiofrequency ablation of tumors are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties could include, but are not limited to, the Company’s dependence on timely market acceptance of the RITA system, the outcome of current patent actions, the Company’s history of operating losses and expectation that it will continue to incur significant operating expenses over the next several years, significant competition in the Company’s industry, alternative therapies which could prove to be superior to the RITA system, the Company’s lack of long-term clinical data, the Company’s inability to protect its intellectual property, potential intellectual property lawsuits, the company’s dependence on international revenues, the Company’s dependence on third-party distributors including two primary international distributors, the Company’s dependence on third party suppliers and the need to establish reimbursement from payors in the United States and internationally. Further information regarding these and other risks is included in the Company’s filings with the Securities and Exchange Commission.